EXHIBIT 10.10

RESTRICTED STOCK EQUIVALENT AWARD AGREEMENT

Name of Employer:                ___________________________

Name of Employee:                ___________________________

Number of Share Equivalents
of Ashland Inc. Common Stock:        __________

Vest Date:	1/3 _________________, 20 ___
1/3 _________________, 20 ___
1/3 _________________, 20 ___

Date of Grant:                ________________, 20 ___

WHEREAS, ___________________________ (hereinafter called “Employer”) desires to award to the above-named Employee (hereinafter called the “Employee”) the Restricted Stock Equivalents, as defined herein, in order to provide the Employee with an additional incentive to continue his services to Employer and to continue to work for the best interests of Employer;

NOW, THEREFORE, Employer hereby confirms this award to the Employee, as a matter of separate agreement and not in lieu of salary or any other compensation for services, of the number of Restricted Stock Equivalents set forth above, subject to and upon all the terms, provisions and conditions contained herein.

1.     Restricted Stock Equivalents. If the Employee is actively employed by the Employer on ______________, 20_____ (the “Vest Date”), the Employer shall pay the Employee cash compensation in an amount equal to shares (the “Restricted Stock Equivalents”) of Ashland Common Stock multiplied by the closing stock price (the “Vesting Price”) for Ashland Inc. (“Ashland”) Common Stock on the New York Stock Exchange (“NYSE”) Composite Tape on the Vest Date, as adjusted pursuant to Section 2 of this Agreement. If the Employee is actively employed by Employer on the Vest Date and if all other conditions hereunder are met, payment shall be made as soon as administratively possible after the Vest Date. Notwithstanding anything herein to the contrary, the Vest Date shall be accelerated to the date on which a change in control occurs, as defined in the 2015 Ashland Inc. Incentive Plan, as may be amended from time to time (the “Plan”), if such a change in control occurs before the Vest Date.
This Agreement shall not entitle Employee to Ashland Common Stock or, except as provided in this Agreement, any dividends or distributions on Ashland Common Stock, or any return or interest on the contingent cash compensation provided in this Agreement. The cash compensation shall be calculated in US dollars, but paid in the local currency of the Employee based on the prevailing currency conversion rate on the Vest Date.
2.     Adjustments to Restricted Stock Equivalents in Certain Circumstances. In the event of any change in the outstanding Ashland Common Stock by reason of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, split-up, split-off, spin-off, liquidation or other similar change in capitalization, the number of Restricted Stock Equivalents under this Agreement shall be automatically adjusted so that the proportionate interest in Ashland Common Stock represented by the Restricted Stock Equivalents shall be maintained as before the occurrence of such event. The Restricted Stock Equivalents shall also be adjusted to include the value of any cash dividends paid to shareholders of Ashland Common Stock during the term of this Agreement, compounded as if such dividends were invested in Ashland Common Stock at the time they are paid. If Ashland Common Stock ceases to be listed on the NYSE prior to the Vest Date, the Vesting Price for purposes of this Agreement shall be the closing price for Ashland Common Stock on the NYSE on the last listing day.
3.     Treatment as Ordinary Wage Compensation. To the maximum extent permissible by local law, and for all purposes, including but not limited to tax purposes, the cash compensation payable under this Agreement shall be treated as regular wage compensation and subject to any applicable taxes or withholding or other wage or employment laws.
4.     Effect on Employment. This Agreement is not a contract of employment and it is not a guarantee of employment for life or any period of time. Nothing in this Agreement interferes with or limits in any way the right of the Employer to terminate the Employee’s employment at any time subject to and in accordance with the applicable laws. This Agreement does not give the Employee any right to continue in the employ of the Employer. The Employee acknowledges that he is an employee of the Employer and not an employee of Ashland or any other Ashland affiliate.
5.     Assignment or Transfer of Rights. The Employee may not sell, transfer, pledge, assign or otherwise alienate or hypothecate any rights under this Agreement.
6.     Voluntary Waiver Option. The Employee may voluntarily waive any rights under this Agreement at any time prior to the Vest Date provided such waiver is in writing, properly executed and delivered to the Employer.
7.     Compliance with Applicable Law. Payment under this Agreement is subject to all applicable laws, rules and regulations, and to any approvals by any governmental agencies as may be required. No payment will be made under this Agreement if that payment would result in a violation of any applicable law.
8.     Complete Agreement. This Agreement represents the entire agreement between the Employee and the Employer regarding the Restricted Stock Equivalents. No promises, terms, or agreements of any kind regarding the Restricted Stock Equivalents that are not set forth in this Agreement, or to which there is no reference in this Agreement, are part of this Agreement.
9.     Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
10.     No Third Party Obligors. The Employee acknowledges that the obligation to make payments due under this Agreement, if any, shall be the sole obligation of the Employer and shall be unfunded and unsecured. In no event shall Ashland or any related party other than Employer be obligated to make payments due under this Agreement.
11.     Specific Employee Acknowledgements and Agreements. In accepting this Agreement, the Employee acknowledges that: (a) this Agreement is established voluntarily by the Employer; (b) the grant of rights under this Agreement is voluntary and occasional and does not create any contractual or other right to receive future rights, or benefits in lieu of the rights under this Agreement, even if rights under this Agreement have been granted repeatedly in the past; (c) the Employee’s execution of this Agreement is voluntary; (d) the rights under this Agreement are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to Ashland or any affiliate other than the Employer and are outside the scope of any employment contracts, if any; (e) the compensation under this Agreement is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (f)  this Agreement will not be interpreted to form an employment contract or relationship with the Employer, or Ashland, or any affiliate of either; (g) the stock price for Ashland Common Stock is unknown and cannot be predicted with certainty; (h) to the fullest extent permitted by law, no claim or entitlement to compensation or damages arises from this Agreement and the Employee irrevocably releases the Employer, Ashland, and their affiliates, from any such claim that may arise; (i) the term “actively employed” as used in Section 1 excludes  any termination notice period mandated under law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); and (j) the Employee had the opportunity to obtain independent legal advice at the Employee’s expense prior to accepting this award.
12.     Privacy. The Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this document by the Employer, Ashland, or their affiliates, for the exclusive purpose of implementing, administering and managing the matter governed by this Agreement. The Employee understands that the Employer, Ashland, or their affiliates, hold certain personal information about him, including, but not limited to, his name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, or shares of stock or directorships held in the Employer, Ashland, or their affiliates, details of all matters governed by this Agreement and the Employer’s employment of the Employee (“Data”). The Employee understands that the Employer, Ashland, or their affiliates, may transfer Data amongst themselves as necessary for the implementation, administration and management of this Agreement, that Data may be transferred to any third parties assisting in the implementation, administration and management of this Agreement, that these recipients may be located in the Employee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Employee’s country. The Employee understands that he may request a list with the names and addresses of any potential recipients of the Data by contacting their local human resources representative. The Employee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing matters governed by this Agreement, including any requisite transfer of such Data as may be required to a broker or other third party. The Employee understands that Data will be held only as long as is necessary to implement, administer and manage their rights under this Agreement, including but not limited to any applicable retention period necessary for effective or lawful administration of this Agreement. The Employee understands that he may, at any time, view Data, request additional information about the storage and processing of Data, require any amendments to Data that are required by applicable law or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his local human resources representative. The Employee is not obligated to consent to the collection, use, processing and transfer of Data. However, the Employee understands that if he refuses to grant consent under this Section by failing to accept this Agreement he will not receive any compensation pursuant to this Agreement, and that if he subsequently withdraws his consent under this Section he will forfeit any rights he may have obtained under this Agreement. The Employee understands that he may contact his local human resources representative for more information on the consequences of his refusal to consent or withdrawal of consent.
13.    Forfeiture. This award is subject to the forfeiture provision of Section 16(H) of the Plan. In consideration of this award, the Participant agrees that without the written consent of Ashland, the Employee will not (i) engage directly or indirectly in any manner or capacity as principal, agent, partner, officer, director, employee or otherwise in any business or activity competitive with the business conducted by Ashland or any of its subsidiaries; or (ii) perform any act or engage in any activity that is detrimental to the best interests of Ashland or any of its subsidiaries, including, without limitation, (aa) solicit or encourage any existing or former employee, director, contractor, consultant, customer or supplier of Ashland or any of its subsidiaries to terminate his, her or its relationship with Ashland or any of its subsidiaries for any reason, or (bb) disclose proprietary or confidential information of Ashland or any of its subsidiaries to third parties or use any such proprietary or confidential information for the benefit of anyone other than Ashland and its subsidiaries (the “Employee Covenants”), provided, however, that section (ii) above shall not be breached in the event that the Employee discloses proprietary or confidential information to the Securities and Exchange Commission, to the extent necessary to report suspected or actual violations of U.S. securities laws, or the Employee’s disclosure of proprietary or confidential information is protected under the whistleblower provisions of any applicable law or regulation. The Employee understands that if he or she makes a disclosure of proprietary or confidential information that is covered above, he or she is not required to inform Ashland, in advance or otherwise, that such disclosure(s) has been made.
Notwithstanding any other provision of this Agreement to the contrary, but subject to any applicable laws to the contrary, the Employee agrees that in the event the Employee fails to comply or otherwise breaches any of the Employee Covenants either during the Employee’s employment or within twenty-four (24) months following the Employee’s termination of employment with Ashland or its subsidiaries for any reason: (i) Ashland may eliminate or reduce the amount of any compensation, benefit, or payment otherwise payable by Ashland or any of its subsidiaries (either directly or under any employee benefit or compensation plan, agreement, or arrangement) to or on behalf of the Employee in an amount up to the total amount paid (or closing stock price of Ashland Common Stock on the payment date multiplied by the number of shares of Ashland Common Stock awarded) or payable to the Employee under this Agreement; and/or (ii) Ashland may require the Employee to pay Ashland an amount up to the total amount paid (or closing stock price of Ashland Common Stock on the payment date multiplied by the number of shares of Ashland Common Stock awarded) to the Employee under this Agreement; in each case together with the amount of Ashland’s court costs, attorney fees, and other costs and expenses incurred in connection therewith.
IN WITNESS WHEREOF, the Employer has caused its duly authorized officer to execute, and the Employee has executed this Agreement, each as of ____________________________.
ASHLAND INC.

By:    ________________________________

Name: ________________________________

Title:    ________________________________

ACKNOWLEDGED AND AGREED TO BY:

________________________________________
Signature:

________________________________________
Date